Filed under Rule 424(b)(2), Registration Statement No. 333-206284
Preliminary Pricing Supplement No. 138 - Dated Monday, April 3, 2017 (To: Prospectus dated August 10, 2015)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DMM0	[]	100.00% (1)	1.125%	[]	Fixed	3.300%	Monthly	04/15/2020	5/15/2017	$2.93	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 4/15/2018 and Monthly thereafter with 30 Calendar Days Notice.

(1) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.4500 % discount to the public offering price.
02006DMN8	[]	100.00% (2)	1.700%	[]	Fixed	3.900%	Monthly	04/15/2022	5/15/2017	$3.47	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 4/15/2018 and Monthly thereafter with 30 Calendar Days Notice.

(2) Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing Notes for the account of their advisory clients may be offered Notes at a 0.7500 % discount to the public offering price.

Ally Financial Inc.	Offering Date: Monday, April 3, 2017 through Monday, April 10, 2017	Ally Financial Inc.
	Trade Date: Monday, April 10, 2017 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Thursday, April 13, 2017	Prospectus dated August 10, 2015
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.